INTERLEUKIN GENETICS INTRODUCES PERIOPREDICT™

Next-Generation Version of PST® Genetic Risk Test for Periodontal Disease

Supported By Evidence from Recent Landmark Research Study

WALTHAM, Mass., – November 25, 2013 – Interleukin Genetics, Inc. (OTCQB: ILIU) today announced the introduction of PerioPredict™, the Company’s new, next-generation version of the PST® genetic risk test for periodontal disease. PerioPredict™ will be broadly available beginning January 2014.

Like the original PST® test, PerioPredict™ measures variations in the genes for Interleukin-1 (IL-1), a key mediator of inflammation, and identifies individuals who are at an increased risk for more severe periodontal (gum) disease. The new and improved sample collection device now utilizes a simple, easy-to-use cheek swab. The new test also utilizes an expansion of previous genetic markers that now cover all major ethnic groups including Hispanic, African-American, and Asian, in addition to Caucasian.

PerioPredict™ is quick, easy, and painless. It is performed by dentists or dental hygienists in about a minute during a routine exam or cleaning. The sample is then sent to Interleukin Genetics, Inc., a CLIA-certified genetics laboratory, for analysis. Test results are returned to the dentist in about two weeks.

“We are proud to introduce PerioPredict™, an innovative, easy-to-use tool to help dental professionals identify individuals with a higher risk of progressing to more severe periodontal disease, and therefore better align preventative care to an individual patient’s needs,” said Dr. Kenneth Kornman, Chief Executive Officer of Interleukin Genetics. “We are actively preparing for the formal launch in January 2014 and our CLIA-certified lab stands ready to receive and process patient samples. Over the long term, we believe that PerioPredict™ offers the potential to improve outcomes for dental patients and ultimately reduce long-term oral healthcare expenses.”

The original PST® genetic risk test, originally introduced to dentistry in 1997, was the first genetic test to identify an individual’s risk for developing periodontal disease. PerioPredict™ was used in a recent landmark research study titled “Patient Stratification for Preventive Dental Care”, which was published in the peer-reviewed Journal of Dental Research in June 2013. The study provided important new insights into the prevention of periodontal disease and the significant opportunity to improve oral health through a personalized approach to preventive care.

Nearly half of the adult population has periodontitis, a bacterially induced, chronic inflammation of the gums. Prevention and treatment of periodontitis contributes substantially to the $108 billion spent annually in the U.S. on dental care.

PerioPredict™ is solely available through Interleukin Genetics. For more information, visit www.PerioPredict.com. The original PST test is no longer available through any of its former distributors.

For additional details, the study titled “Patient Stratification for Preventive Dental Care” Giannobile et al. 2013, published in the Journal of Dental Research, can be accessed online.

About Periodontitis

Periodontitis is a chronic inflammatory disease initiated by specific bacteria that activate host mechanisms destroying the bone and connective tissues that support the teeth. Between 8% and 13% of the worldwide adult population exhibit severe generalized periodontitis, with many more having clinical signs of moderate disease. Individuals who have a history of periodontitis and have been appropriately treated require more preventive care to maintain health. Current treatments to prevent gum disease are good oral hygiene and a recommended two dental cleanings per year, even though there is little evidence to support multiple routine cleanings. The “Patient Stratification for Preventive Dental Care” study suggests that individuals who are at higher risk for periodontal disease may benefit from 3-4 cleanings per year while those at lower risk may need only one cleaning per year. The Company believes risk stratification of patients without a history of periodontitis may optimize preventative dental care to improve outcomes and reduce long-term oral healthcare expenses.

About Interleukin Genetics, Inc.

Interleukin Genetics, Inc. (OTCQB: ILIU) develops and markets a line of genetic tests under the Inherent Health® and PST® brands. The products empower individuals to prevent certain chronic conditions and manage their existing health and wellness through genetic-based insights with actionable guidance. Interleukin Genetics leverages its research, intellectual property and genetic panel development expertise in metabolism and inflammation to facilitate the emerging personalized healthcare market. The Company markets its tests through partnerships with health and wellness companies, healthcare professionals and other distribution channels. Interleukin Genetics’ flagship products include its proprietary genetic risk panel for periodontal disease and tooth loss susceptibility sold through dentists and the Inherent Health Weight Management Genetic Test that identifies the most effective diet and exercise program for an individual based on genetics. Interleukin Genetics is headquartered in Waltham, Mass. and operates an on-site, state-of-the-art DNA testing laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA). For more information, please visit www.ilgenetics.com.

Certain statements contained herein are “forward-looking” statements, including statements relating to the potential of PerioPredict™ to improve outcomes for dental patients and ultimately reduce long-term oral health expenses and that risk stratification of patients without a history of periodontitis may optimize preventive dental care to improve outcomes and reduce long-term oral health expenses. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those risks and uncertainties described in the Interleukin Genetics’ annual report on Form 10-K for the year ended December 31, 2012, subsequent quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. Interleukin Genetics disclaims any obligation or intention to update these forward-looking statements.

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Media Contact:

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Dental Media Contact:

Marisa Tranchina

Lanmark360

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(732) 389-4500

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Argot Partners

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